                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            SOFTWARE ARTISTRY, INC.
                                       AT
                              $24.50 NET PER SHARE
                                       BY
                           HOOSIER ACQUISITION CORP.,
                          A WHOLLY OWNED SUBSIDIARY OF
                  INTERNATIONAL BUSINESS MACHINES CORPORATION
                                 -------------

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M.,
                NEW YORK CITY TIME, ON FRIDAY, JANUARY 23, 1998,
                         UNLESS THE OFFER IS EXTENDED.
                            ------------------------

     THE BOARD OF DIRECTORS OF SOFTWARE ARTISTRY, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER REFERRED TO HEREIN AND
  DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN
    THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY
       RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND
                              TENDER THEIR SHARES.
                            ------------------------

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
    TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT
     NUMBER OF SHARES THAT WOULD CONSTITUTE A MAJORITY OF ALL OUTSTANDING
       SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (2)
          ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST
                IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE
                  REGULATIONS THEREUNDER APPLICABLE TO THE
                  PURCHASE OF SHARES PURSUANT TO THE OFFER
                     HAVING EXPIRED OR BEEN TERMINATED.
                            ------------------------

                                   IMPORTANT

    ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES (AS DEFINED IN "INTRODUCTION") SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL OR A FACSIMILE COPY THEREOF IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL, HAVE SUCH SHAREHOLDER'S SIGNATURE THEREON GUARANTEED IF REQUIRED BY INSTRUCTION 1 TO THE LETTER OF TRANSMITTAL, MAIL OR DELIVER THE LETTER OF TRANSMITTAL (OR SUCH FACSIMILE), OR, IN THE CASE OF A BOOK-ENTRY TRANSFER EFFECTED PURSUANT TO THE PROCEDURE SET FORTH IN SECTION 2, AN AGENT'S MESSAGE (AS DEFINED IN SECTION 2), AND ANY OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY AND EITHER DELIVER THE CERTIFICATES FOR SUCH SHARES TO THE DEPOSITARY ALONG WITH THE LETTER OF TRANSMITTAL (OR FACSIMILE) OR DELIVER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN
SECTION 2 PRIOR TO THE EXPIRATION OF THE OFFER OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER. A SHAREHOLDER HAVING SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH SHAREHOLDER DESIRES TO TENDER SUCH SHARES.

    A SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES FOR SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY IN A TIMELY MANNER WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER, MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN
SECTION 2.

    QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE.

December 23, 1997

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Introduction...............................................................................................           1
The Tender Offer...........................................................................................           3
 1. Terms of the Offer.....................................................................................           3
 2. Procedure for Tendering Shares.........................................................................           4
 3. Withdrawal Rights......................................................................................           7
 4. Acceptance for Payment and Payment.....................................................................           8
 5. Certain U.S. Federal Income Tax Consequences...........................................................           9
 6. Price Range of the Shares; Dividends on the Shares.....................................................          10
 7. Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act
   Registration; Margin Regulations........................................................................          10
 8. Certain Information Concerning the Company.............................................................          12
 9. Certain Information Concerning the Purchaser and IBM...................................................          13
10. Source and Amount of Funds.............................................................................          14
11. Contacts and Transactions with the Company; Background of the Offer....................................          14
12. Purpose of the Offer; the Merger Agreement; the Shareholder Agreement; etc.............................          15
13. Dividends and Distributions............................................................................          25
14. Certain Conditions of the Offer........................................................................          26
15. Certain Legal Matters..................................................................................          27
16. Fees and Expenses......................................................................................          30
17. Miscellaneous..........................................................................................          30
Schedule I--Directors and Executive Officers of IBM and the Purchaser......................................         S-1

To the Holders of Common Stock
  of Software Artistry, Inc.

                                  INTRODUCTION

    Hoosier Acquisition Corp., an Indiana corporation (the "Purchaser") and a wholly owned subsidiary of International Business Machines Corporation, a New York corporation ("IBM"), hereby offers to purchase all outstanding shares of Common Stock, no par value (the "Shares"), of Software Artistry, Inc., an Indiana corporation (the "Company"), at a price of $24.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES. THE FACTORS CONSIDERED BY THE BOARD OF DIRECTORS OF THE COMPANY IN ARRIVING AT ITS DECISION TO APPROVE THE OFFER AND THE MERGER AND TO RECOMMEND THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES ARE DESCRIBED IN THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO SHAREHOLDERS OF THE COMPANY HEREWITH.

    BROADVIEW ASSOCIATES LLC ("BROADVIEW ASSOCIATES") HAS ACTED AS THE COMPANY'S FINANCIAL ADVISOR. THE OPINION OF BROADVIEW ASSOCIATES DATED DECEMBER 18, 1997 THAT, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES IN THE OFFER AND THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS, IS SET FORTH IN FULL AS AN ANNEX TO THE SCHEDULE 14D-9 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") ON THE DATE HEREOF.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION
1) THAT NUMBER OF SHARES THAT WOULD CONSTITUTE A MAJORITY OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (II) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED (THE "HSR CONDITION"). The Purchaser reserves the right (subject to obtaining the consent of the Company (unless a Takeover Proposal (as defined in Section 12) has been made) and the applicable rules and regulations of the Commission), which it presently has no intention of exercising, to waive or reduce the Minimum Condition. See Sections 1, 12 and 14.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 18, 1997 (the "Merger Agreement"), among IBM, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by IBM or the Company or any of their subsidiaries or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Indiana law in the event the Shares are not registered on a national securities exchange or quoted for trading on the Nasdaq National Market at the record date for any shareholder vote on the Merger (if any such vote is required)) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest thereon. See Section 12.

    Consummation of the Merger is subject to a number of conditions, including approval by shareholders of the Company if such approval is required under applicable law. If the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser could effect the Merger pursuant to the short-form merger provisions of the Indiana Business Corporation Law (the "IBCL"), without prior notice to, or any action by, any other shareholder of the Company. See Section 12.

    In connection with the execution of the Merger Agreement, the Purchaser and IBM entered into a Shareholder Agreement dated as of December 18, 1997 (the "Shareholder Agreement"), with certain of the directors and executive officers of the Company and certain other persons (collectively, the "Selling Shareholders") pursuant to which each Selling Shareholder has unconditionally agreed to tender into the Offer, and not to withdraw therefrom, all the Shares that such Selling Shareholder owned on December 18, 1997 (comprising 1,487,516 Shares for all the Selling Shareholders) as well as any Shares thereafter acquired by him, including upon the exercise of Stock Options (as defined below). As of December 18, 1997, the Selling Shareholders held Stock Options to purchase 1,064,503 Shares, of which Stock Options to purchase 949,503 Shares would be exercisable immediately prior to the expiration of the Offer. In addition, the Selling Shareholders have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all the Selling Shareholders' Shares (including those acquired after the execution of the Shareholder Agreement) at a price per Share equal to the Offer Price, provided that (a) such obligation of the Purchaser to purchase such Shares is subject to the Purchaser having accepted Shares for payment pursuant to the Offer and the Minimum Condition having been satisfied, which conditions to such obligation may be waived by the Purchaser in its reasonable discretion, and (b) such obligation of such Selling Shareholders to sell such Shares is subject to either the Minimum Condition having been satisfied or a Takeover Proposal having been made. Under the Shareholder Agreement, each Selling Shareholder has granted to certain individuals designated by IBM an irrevocable proxy with respect to the Shares subject to the Shareholder Agreement to vote such Shares under the circumstances described in Section 12.

    The Merger Agreement and the Shareholder Agreement are more fully described in Section 12.

    The Company has informed the Purchaser that, as of December 17, 1997, there were 7,085,433 Shares issued and outstanding and 1,732,205 Shares reserved for issuance upon the exercise of outstanding options to purchase Shares from the Company ("Stock Options"). Based upon the foregoing and assuming that no Stock Options are granted or Shares otherwise issued (except pursuant to the exercise of Stock Options) after December 17, 1997, there would be 8,817,638 Shares outstanding on a fully diluted basis and the Minimum Condition will be satisfied if at least 4,408,820 Shares are validly tendered and not withdrawn prior to the Expiration Date. As described above, each Selling Shareholder has agreed to tender the Shares owned by him on December 18, 1997 (comprising 1,487,516 Shares for all the Selling Shareholders) and any Shares thereafter acquired by him, including upon the exercise of Stock Options. If each Selling Shareholder exercises all his vested Stock Options prior to the expiration of the Offer, then an additional 949,503 Shares would be subject to the Shareholder Agreement, such that an aggregate of 2,437,019 Shares would be subject to the Shareholder Agreement, and 1,971,801 Shares would need to be tendered by other shareholders in order for the Minimum Condition to be satisfied. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Shares outstanding on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other shareholder of the Company. See Section 12.

    Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 11:59 p.m., New York City time, on Friday, January 23, 1998 unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

    In the Merger Agreement the Purchaser has agreed that it will not, without the consent of the Company, extend the Offer, except that, without the consent of the Company, the Purchaser may extend the Offer (a) if at the Expiration Date any of the conditions to the Purchaser's obligation to accept Shares for payment are not satisfied or waived, until such time as such conditions are satisfied or waived, (b) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (c) for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under the terms of the Merger Agreement as described in this sentence. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule l4d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the consent of the Company, (a) reduce the number of Shares subject to the Offer, (b) reduce the Offer Price, (c) add to the conditions set forth in
Section 14, (d) change the form of consideration payable in the Offer or (e) amend any other term of the Offer in any manner adverse to the Company's shareholders.

    Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, the Purchaser reserves the right (but shall not be obligated), at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 14 hereof shall have occurred, (a) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

    If by 11:59 p.m., New York City time, on Friday, January 23, 1998 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) to extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) to amend the Offer.

    There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer, and by the terms of the Merger Agreement, which require that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, any waiver of the Minimum Condition, which waiver may not be made without the Company's consent unless a Takeover Proposal has been made), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and l4e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders.

    Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the HSR Condition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions. However, if the Purchaser waives or amends the Minimum Condition (which action may not be taken without the Company's consent) during the last five business days during which the Offer is open, the Purchaser will be required to extend the Expiration Date so that the Offer will remain open for at least five business days after the announcement of such waiver or amendment is first published, sent or given to holders of Shares and may also be required to extend the Offer if other conditions to the Offer are waived, depending upon the materiality of the waiver.

    The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES

    VALID TENDER. For a shareholder validly to tender Shares pursuant to the Offer, either (a) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

    The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

       (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market (the "Nasdaq National Market") operated by the National Association of Securities Dealers, Inc. (the "NASD") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after December 18, 1997. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the

Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, IBM, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31 %. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Saturday, February 21, 1998.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, IBM, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's sole discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    IBM filed a Notification and Report Form with respect to the Offer under the HSR Act on Tuesday, December 23, 1997. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on Wednesday, January 7, 1998 unless early termination of the waiting period is granted. However, the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from IBM. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by IBM with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of antitrust laws to the Offer.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, with respect to such Shares and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the

Purchaser's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer, and to the terms of the Merger Agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to IBM, or to one or more direct or indirect wholly owned subsidiaries of IBM, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be.

    If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year and, in the case of a noncorporate shareholder, would be eligible for a reduced maximum tax rate of 28% (if the Shares were held for more than one year and no more than eighteen months) or 20% (if the Shares were held for more than eighteen months). In addition, under present law the ability to use capital losses to offset ordinary income is limited.

    A shareholder that tenders Shares may be subject to 31% backup withholding unless the shareholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. Exemptions are available for shareholders that are corporations and for certain foreign individuals and entities. A shareholder that does not furnish a required TIN may be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2.

    If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.

    THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT

ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

    The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol SWRT, and have been at all times since March 3, 1995. Prior to such time, there was no public market in the Shares. The following table sets forth, for each of the periods indicated, the high and low last reported sales prices per Share as reported by the Nasdaq National Market.

                            SOFTWARE ARTISTRY, INC.

                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
FISCAL YEAR ENDED DECEMBER 31, 1995:
  First Quarter (March 3, 1995 through March 31, 1995).......................................  $  26.00   $   17.50
  Second Quarter.............................................................................     28.00       20.00
  Third Quarter..............................................................................     27.50       17.00
  Fourth Quarter.............................................................................     19.25       12.50
FISCAL YEAR ENDED DECEMBER 31, 1996:
  First Quarter..............................................................................     15.00       11.00
  Second Quarter.............................................................................     12.00        6.38
  Third Quarter..............................................................................      9.13        6.25
  Fourth Quarter.............................................................................     10.25        6.13
FISCAL YEAR ENDING DECEMBER 31, 1997:
  First Quarter..............................................................................     10.25        6.75
  Second Quarter.............................................................................     16.25        7.00
  Third Quarter..............................................................................     19.75       11.50
  Fourth Quarter (through December 22, 1997).................................................     24.38       11.75

    On December 18, 1997, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $17.75 per Share. On December 22, 1997, the last full trading day before commencement of the Offer, the last reported sales price of the Shares on the Nasdaq National Market was $24.25 per Share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    The Company has informed the Purchaser that it has never paid any dividends on the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

    SHARE QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 300,000 publicly held shares, held by at least 400 shareholders or 300 shareholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000, $2,000,000 or $4,000,000 depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market (the "Nasdaq Stock Market") with quotations published in the Nasdaq "additional list" or in one of the "local lists", but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. According to the Company, as of December 19, 1997, there were approximately 198 holders of record of Shares. According to the Company, as of December 17, 1997, there were 7,085,433 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933 may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    The Company is an Indiana corporation with its principal offices at 9449 Priority Way West Drive, Indianapolis, Indiana 46240. The Company develops, markets and supports internal and external customer support software applications.

    Set forth below is certain selected financial information with respect to the Company excerpted from the information contained in the Company's Annual Report to Shareholders for the year ended December 31, 1996 (the "Company 1996 Annual Report") and the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1997 (the "Company 1997 10-Q"). More comprehensive financial information is included in the Company 1996 Annual Report, the Company 1997 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to the Company 1996 Annual Report, the Company 1997 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Company 1996 Annual Report, the Company 1997 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                            SOFTWARE ARTISTRY, INC.
                         SELECTED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                                                                                THREE MONTHS ENDED
                                                              YEAR ENDED AND AT DECEMBER 31,   AND AT SEPTEMBER 30,
                                                              -------------------------------  --------------------
                                                                1996       1995       1994       1997       1996
                                                              ---------  ---------  ---------  ---------  ---------

                                                                                                   (UNAUDITED)
Statement of Operations Data:
    Revenues................................................  $  34,395  $  25,628  $  14,652  $  11,843  $   8,261
    Operating income (loss).................................      2,479      4,940      2,471     (3,064)*       266
    Net income (loss).......................................      1,937      3,748      1,666     (1,983)       310
Balance Sheet Data:
    Working capital.........................................     20,217     21,902                16,608
    Total assets............................................     40,077     35,494                39,352
    Total shareholders' equity..............................     26,452     25,638                26,178

------------------------

* Includes a $4,100,000 non-recurring charge taken in connection with an August 1997 acquisition by the Company.

    CERTAIN COMPANY PROJECTIONS. During the course of its due diligence review, IBM was given access to the Company's budgets and forecasts for the remainder of 1997, as well as drafts of the same for 1998. The information contained fourth quarter revenue expectations of approximately $16 million to $18.5 million and operating earnings expectations of approximately $4 million to $5 million (the most recent forecast received by IBM, which reflected preliminary results of operations through November, reflected fourth quarter revenue expectations of $17.8 million and operating earnings expectations of $3.9 million). For 1998, very preliminary budget and forecast information was provided, including full-year revenue estimates of $70 million to $87 million, and operating earnings expectations of $11 to $18 million. The Company does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because the information was provided to IBM. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. These projections were based on a number of assumptions that are beyond the control of the Company, the Purchaser or IBM or their respective advisors, including economic forecasting (both general and specific to the Company's business), which is inherently uncertain and subjective. None of the Company, the Purchaser or IBM or their respective advisors assumes any responsibility for the accuracy of any of these projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, the Purchaser, IBM or any other person who received such information considers it an accurate prediction of future events. Neither the Company nor IBM intends to update, revise or correct these projections if they become inaccurate (even in the short term).

    AVAILABLE INFORMATION. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's shareholders and filed with the Commission. Such information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http:/www.sec.gov. Such material should also be available for inspection at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, DC 20006.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchaser and IBM do not have any knowledge that any such information is untrue, neither the Purchaser nor IBM takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND IBM

    The Purchaser, an Indiana corporation which is a wholly owned subsidiary of IBM, was organized to acquire the Company and has not conducted any unrelated activities since its organization. The principal office of the Purchaser is located at the principal office of IBM. All outstanding shares of capital stock of the Purchaser are owned by IBM.

    IBM is a New York corporation with its principal office located at New Orchard Road, Armonk, NY 10504. IBM has two fundamental missions. First, IBM strives to lead in the creation, development and manufacture of the industry's most advanced information technologies, including computer systems, software, networking systems and microelectronics. Second, IBM translates these advanced technologies into value for its customers worldwide through its sales and professional services units in North America, Europe/Middle East/Africa, Asia Pacific and Latin America.

    AVAILABLE INFORMATION. IBM is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning IBM's directors and officers, their remuneration, stock options and other matters, the principal holders of IBM's securities and any material interest of such persons in transactions with IBM is required to be disclosed in proxy statements distributed to IBM's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 8. Such material should also be available for inspection at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

10. SOURCE AND AMOUNT OF FUNDS

    The Purchaser estimates that the total amount of funds required to purchase pursuant to the Offer the number of Shares that are outstanding on a fully diluted basis and to pay fees and expenses related to the Offer and the Merger will be approximately $200 million. The Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution. IBM intends to use its available cash on hand to make this capital contribution.

11. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

    The Company develops, markets and supports suites of internal and external customer support software applications. Tivoli Systems, Inc. ("Tivoli"), a wholly owned subsidiary of IBM, provides TME 10, a leading solution for end to end management of distributed computing environments. Tivoli and the Company have had a business relationship for several years. The Company is a member of the Tivoli 10/Plus Association for business partners, and has worked together with Tivoli and other help desk vendors to enable greater integration options for all applications desiring inventory data.

    During the summer of 1997, representatives of the Company and Tivoli had several discussions and meetings about ways to achieve a closer business relationship or strategic partnership between the Company and Tivoli.

    In October 1997, the discussions between the Company and Tivoli that had begun over the summer evolved into discussions of a possible acquisition of the Company by IBM. The discussions included at various times W. Scott Webber, President and Chief Executive Officer of the Company, Thomas E. Vanneman, Vice President and Chief Financial Officer of the Company, Stephen J. O'Leary, Managing Director of Broadview Associates, financial advisor to the Company, Jan Lindelow, President and Chief Executive Officer of Tivoli, and Archie W. Colburn, Business Development Executive of IBM. On October 13, 1997, the Company and Tivoli entered into a confidentiality agreement with respect to information exchanged between the parties in the course of due diligence investigations.

    Between October 13 and November 21, 1997, representatives of the Company, including Mr. Webber, Mr. Vanneman and Mr. O'Leary, and representatives of IBM and Tivoli, including Mr. Colburn and Mr. Lindelow, continued their discussions regarding a possible acquisition, and discussed in greater detail the Company's products, business prospects and financial plan and the benefits of an acquisition of the Company by IBM.

    On November 21, 1997, Lee Dayton, Vice President, Corporate Development and Real Estate, of IBM, Mr. Lindelow and Mr. Colburn met with Mr. Webber, Mr. Vanneman and Mr. O'Leary to discuss the possible acquisition of the Company by IBM. At this meeting, IBM indicated it might be interested in acquiring the Company at a price in the range of $16 to $21 per share. Broadview Associates delivered a presentation with regard to the Company's views as to valuation. The representatives of the Company indicated that they would be looking for a price substantially above the levels indicated by IBM.

    The parties had additional conversations over the next week as to possible means for bridging the valuation gap between them and ways to address IBM's concerns with respect to employee retention.

    On November 24, 1997 the Board of Directors of the Company held a telephonic meeting and discussed the status of the negotiations. The Board directed Broadview Associates to call IBM and indicate the Board's view that the acquisition price should be higher than $24 per share, which call was made the next day. On November 26, 1997, Mr. Colburn advised Broadview Associates that IBM would be at or close to the top of the range of values it would be willing to pay for the Company at $24 per share. On

December 3, 1997, Mr. O'Leary called Mr. Colburn and advised him that the Board of Directors of the Company had met and requested that IBM provide its best and final offer.

    On December 5, 1997, Mr. Dayton called Mr. O'Leary and told him IBM would be prepared to increase its offer to $24.50 per share, but that IBM's offer would be contingent on satisfactory completion of due diligence and resolution of several other concerns of IBM with respect to employee retention, the obtaining of an agreement from certain significant Company shareholders to sell their shares to IBM and noncompetition agreements with several members of the Company's management.

    Mr. O'Leary called Mr. Dayton back on December 5, 1997 and advised him that the Company's Board had met and agreed to go forward on the basis proposed by IBM, subject to the satisfactory negotiation of definitive documentation.

    During the period from December 10 to December 13, 1997, representatives of IBM met with representatives of the Company to continue IBM's due diligence review of the Company and to discuss, among other things, personnel retention matters. IBM's legal counsel distributed draft documentation on December 12, 1997. During the period from December 15, 1997 to December 17, 1997, representatives of IBM, including IBM's legal counsel, on the one hand, and representatives of the Company, including the Company's legal counsel and financial advisor, on the other hand, negotiated the documentation for the contemplated transaction.

    On December 16, 1997, the executive committee of the Board of Directors of IBM approved the contemplated transactions, subject to the satisfactory negotiation of definitive documentation.

    On December 18, 1997, the Board of Directors of the Company and the Purchaser each adopted the Merger Agreement and approved the other documentation for the contemplated transactions.

    Following such approvals, the Merger Agreement and the other related agreements were executed and delivered and the transactions were publicly announced before the financial markets opened on December 19, 1997.

    Except as described in this Offer to Purchase (including Schedule I hereto), none of the Purchaser, IBM or, to the best knowledge of the Purchaser and IBM, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of the Purchaser, IBM or any of the persons so listed, beneficially owns any equity security of the Company, and none of the Purchaser, IBM or, to the best knowledge of the Purchaser and IBM, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. The Purchaser and IBM disclaim beneficial ownership of any Shares owned by any pension plan of IBM or any affiliate of IBM.

    Except as described in this Offer to Purchase, as of the date hereof (a) there have not been any contacts, transactions or negotiations between the Purchaser or IBM, any of their respective subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (b) none of the Purchaser, IBM or, to the best knowledge of the Purchaser and IBM, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company. During the Offer, the Purchaser and IBM intend to have ongoing contacts and negotiations with the Company and its directors, officers and shareholders.

12. PURPOSE OF THE OFFER, THE MERGER AGREEMENT; THE SHAREHOLDER AGREEMENT; ETC.

    PURPOSE

    The purpose of the Offer is to enable IBM to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not tendered and purchased pursuant to the Offer, the Shareholder Agreement or otherwise.

    THE MERGER AGREEMENT

    The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, and each then outstanding Share (other than Shares owned by IBM or the Company or any of their subsidiaries or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Indiana law in the event the Shares are not registered on a national securities exchange or quoted for trading on the Nasdaq National Market at the record date for any shareholder vote on the Merger (if any such vote is required)) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

    VOTE REQUIRED TO APPROVE MERGER. The IBCL requires, among other things, that any plan of merger or consolidation of the Company must be adopted by the Board of Directors and, if the "short-form" merger procedure described below is not available, approved by the holders of the Company's outstanding voting securities. The Board of Directors of the Company has adopted the Merger Agreement and approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval of the Merger Agreement by the Company's shareholders, if such "short-form" merger procedure is not available. Under the IBCL, if shareholder approval of the Merger Agreement is required in order to consummate the Merger, the vote required is the affirmative vote of the holders of a majority of the outstanding Shares. If the Purchaser acquires, through the Offer, the Shareholder Agreement or otherwise, voting power with respect to a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other shareholder of the Company.

    The IBCL also provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company and that subsidiary may merge without the approval of the shareholders of the parent or the subsidiary. Accordingly, if, as a result of the Offer, the Shareholder Agreement or otherwise, the Purchaser owns at least 90% of the outstanding Shares, the Purchaser could effect the Merger without prior notice to, or any action by, any shareholder of the Company.

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (a) if required by applicable law, the Merger having been approved by the affirmative vote of the holders of a majority of the Shares; (b) no statute, law, ordinance, rule, or regulation (a "Law"), or judgment, order, writ, preliminary or permanent injunction or decree (an "Order") issued by any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), or other legal restraint or prohibition preventing the consummation of the Merger being in effect; PROVIDED, HOWEVER, that each of the Company, the Purchaser and IBM has used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may have been entered; and (c) the Purchaser having previously accepted for payment and paid for Shares pursuant to the Offer.

    TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after approval of the terms of the Merger Agreement by the shareholders of the
Company:

        (1) by mutual written consent of the Company and IBM;

        (2) by either the Company or IBM (a) if (i) as a result of the failure of any of the conditions to the Offer, the Offer has terminated or expired in accordance with its terms without the Purchaser having accepted for payment any Shares pursuant to the Offer or (ii) the Purchaser has not accepted for payment any Shares pursuant to the Offer prior to June 30, 1998, PROVIDED, HOWEVER, that the right to terminate the Merger Agreement described in this clause (2) is not available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under the Merger Agreement by such party; or (b) if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order or other action has become final and nonappealable;

        (3) by the Purchaser or IBM (a) prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement that (i) would give rise to the failure of a condition described in paragraph (e) or (f) of Section 14 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company or (b) if either the Purchaser or IBM is entitled to terminate the Offer as a result of the occurrence of (i) the Board of Directors of the Company or any committee thereof having withdrawn or modified in a manner adverse to the Purchaser or IBM its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, or approved or recommended any Takeover Proposal, (ii) the Company having entered into any agreement with respect to any Superior Proposal (as defined below in "Takeover Proposals") or (iii) the Board of Directors of the Company or any committee thereof having resolved to take any of the actions described in clauses (3)(b)(i) or (3)(b)(ii) above; or

        (4) by the Company (a) in accordance with the terms of the Merger Agreement described below under "Takeover Proposals", provided it has complied with all provisions thereof, including the notice provisions therein, and that it complies with the applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (as such term is defined below under "Fees and Expenses") or (b) if the Purchaser or IBM has breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 days after the giving of written notice to the Purchaser or IBM, as applicable, except, in any case, such breaches and failures which are not reasonably likely to affect adversely the Purchaser's or IBM's ability to consummate the Offer or the Merger.

    TAKEOVER PROPOSALS. The Merger Agreement provides that the Company will, and will cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal. The Merger Agreement provides further that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it to, directly or indirectly, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (b) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to a Takeover Proposal that was not solicited subsequent to the date of the Merger Agreement, and subject to compliance with the notification provisions described below, (i) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in a form approved by IBM (such approval not to be unreasonably withheld) and (ii) participate in negotiations regarding such Takeover Proposal. The Merger Agreement defines "Takeover Proposal" as any inquiry, proposal or offer, or any expression of interest by any third party relating to the Company's willingness or ability to receive or discuss a proposal or offer, other than a proposal or offer by IBM or any of its subsidiaries, for a merger, consolidation or other business combination involving, or any purchase of, more than 10% of the consolidated assets of the Company or more than 10% of the Shares.

    The Merger Agreement provides further that, except as described below, neither the Board of Directors of the Company nor any committee thereof may (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to IBM, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger Agreement or the Merger, (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (c) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, such Board of Directors may, in response to a Superior Proposal that was not solicited subsequent to the date of the Merger Agreement (subject to the provisions described in this and the following sentences), (i) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger or
(ii) approve or recommend such Superior Proposal or terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to such Superior Proposal), but in each of the cases set forth above, only at a time that is after the second business day following IBM's receipt of written notice advising IBM that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Merger Agreement defines "Superior Proposal" as any bona fide Takeover Proposal (except that references to "10%" in the definition of Takeover Proposal shall be deemed to be "50%") made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being financed by such third party.

    In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company will immediately advise IBM orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making any such request or Takeover Proposal. The Company is further required under the terms of the Merger Agreement to immediately inform IBM of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

    The Merger Agreement provides that nothing contained therein will prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; PROVIDED, HOWEVER, that neither the Company nor its Board of Directors nor any committee thereof may, except as specifically permitted by the Merger Agreement and as described above, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or the Merger Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

    FEES AND EXPENSES. The Merger Agreement provides that, except as described below, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated. The Merger Agreement further provides that the Company will pay, or cause to be paid, in same day funds to IBM the sum of $6,000,000 (the "Termination

Fee") under the circumstances and at the times set forth as follows: (a) if the Company terminates the Merger Agreement in accordance with the provisions described above in clause (4)(a) under "Termination of the Merger Agreement", the Company will pay the Termination Fee upon demand; (b) if the Purchaser or IBM terminates the Merger Agreement in accordance with the provisions described above in clause (3)(b) under "Termination of the Merger Agreement", the Company will pay the Termination Fee upon demand; and (c) if, at the time of any other termination of the Merger Agreement (other than in accordance with the provisions described above in clause (1) or clause (2)(b) under "Termination of the Merger Agreement" or by the Company in accordance with the provisions described above in clause (4)(b) under "Termination of the Merger Agreement"), a Takeover Proposal has been made (other than a Takeover Proposal made prior to the date of the Merger Agreement), and within 12 months of such termination the Company enters into an Acquisition Agreement providing for a Takeover Proposal or a transaction resulting from a Takeover Proposal is consummated, the Company will pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such transaction.

    CONDUCT OF BUSINESS BY THE COMPANY. The Merger Agreement provides that, except as expressly contemplated or permitted by the Merger Agreement or to the extent that IBM shall otherwise consent in writing, until such time as IBM's designees constitute a majority of the Board of Directors of the Company, (a) the Company will, and will cause its subsidiaries to, carry on their respective business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement and in compliance in all material respects with all applicable laws and regulations and will use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with the Company and its subsidiaries; (b) the Company will not, and will not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
(iii) repurchase, redeem or other-wise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (c) the Company will not, and will not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of Shares (i) upon the exercise of Stock Options outstanding on the date of the Merger Agreement and in accordance with the terms of such Stock Options and (ii) in accordance with the terms of the Software Artistry, Inc. 1996 Employee Stock Purchase Plan as in effect on the date of the Merger Agreement (the "Share Purchase Plan"); (d) the Company will not, and will not permit any of its subsidiaries to, amend or propose to amend its articles of incorporation or by-laws (or similar organizational documents); (e) the Company will not, and will not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (f) the Company will not, and will not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, other than sales or licenses of its products in the ordinary course of business consistent with past practice; (g) the Company will not, and will not permit any of its subsidiaries to, (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or to or in any direct or indirect wholly owned subsidiary of the Company; (h) the Company will confer on a regular and frequent basis with IBM, as reasonably requested by IBM, report to IBM on operational matters and promptly advise IBM orally and in writing of any material adverse change with respect to the Company, and promptly provide to IBM (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with the Merger Agreement and the transactions contemplated thereby; (i) the Company will not make any tax election that would have a material adverse effect on the tax liability or tax attributes of the Company or any of its subsidiaries or settle or compromise any tax liability of the Company or any of its subsidiaries, and the Company will, before filing or causing to be filed any tax return of the Company or any of its subsidiaries or settling any tax liability not described in the previous clause, consult with IBM and its advisors as to the positions and elections that may be taken or made with respect to such return, and take such positions or make such elections as the Company and IBM shall jointly agree; (j) except as set forth on its disclosure schedule to the Merger Agreement, neither the Company nor any of its subsidiaries will make or agree to make any new capital expenditure or expenditures, which capital expenditures would exceed $100,000 in the aggregate;
(k) the Company will not, and will not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent financial statements (or notes thereto) of the Company included in the documents required to be filed by the Company since January 1, 1996 under the Exchange Act which are filed and publicly available prior to the date of the Merger Agreement or incurred since the date of such financial statements; (l) except in the ordinary course of business neither the Company nor any of its subsidiaries will
(i) modify, amend or terminate any material note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation to which the Company or such subsidiary is a party,
(ii) waive, release or assign any material rights or claims or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or such subsidiary is a party; (m) the Company will not, and will not permit any of its subsidiaries to, (i) increase the compensation or benefits of any director, officer or employee, except for increases in the ordinary course that are consistent with past practice, (ii) adopt any amendment to any benefit plan or similar arrangement of the Company specified in the Merger Agreement that materially increases the cost thereof,
(iii) enter into any employment or consulting agreement with any director, officer or employee or (iv) accelerate the payment of compensation or benefits to any director, officer or employee; and (n) the Company will not, and will not permit any of its subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions.

    In addition to the foregoing, in the Merger Agreement the Company has agreed that it will not, and will not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Offer described in Section 14 not being satisfied, provided that these obligations of the Company are subject to the Company's right to take actions specifically permitted by the Merger Agreement described above in "Takeover Proposals".

    BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Board of Directors of the Company as will give the Purchaser a majority of such directors and subject to compliance with Section 14(f) of the Exchange Act, the Company will, at such time, cause the Purchaser's designees to be so elected by its existing Board of Directors; PROVIDED HOWEVER, that from the time that the Purchaser's designees are so elected to the Board of Directors of the Company until the effective time of the Merger, the Board of Directors of the Company will include at least two directors who were directors of the Company as of the date of the Merger Agreement and who are not officers of the Company. Subject to applicable law, the Company has agreed to take all action requested by IBM necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule l4f-1 promulgated thereunder, which Information Statement is attached as Appendix A to the Schedule 14D-9.

    STOCK OPTIONS. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Software Artistry, Inc. Amended and Restated Incentive Stock Option Plan (the "Stock Plans")) will adopt such resolutions or take other actions as may be required to (a) adjust the terms of all outstanding Stock Options granted under the Stock Plans as necessary to provide that, at the effective time of the Merger, each outstanding Stock Option granted thereunder will be converted into an option to acquire, on the same terms and conditions as were applicable under such Stock Option, the number of shares of common stock of IBM, par value $.50 per share ("IBM Common Stock") (rounded down to the nearest whole share) determined by multiplying the number of Shares subject to such Stock Option by a fraction, the numerator of which is the Offer Price and the denominator of which is the average closing price of IBM Common Stock on the New York Stock Exchange Composite Transactions Tape on the ten trading days immediately preceding the date on which the effective time of the Merger occurs (the "Exchange Ratio"), at a price per share of IBM Common Stock (rounded up to the nearest tenth of a cent) equal to (i) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Stock Option divided by (ii) the Exchange Ratio (each, as so adjusted, a "Substitute Option") and (b) amend the Stock Plan to eliminate the final sentence of Section 4(c) thereof relating to the lapse of such Stock Options upon the consummation of the transactions contemplated by the Merger Agreement and (c) make such other changes to the Stock Plans as IBM and the Company may agree are appropriate to give effect to the Merger.

    The Merger Agreement further provides that (a) by virtue of the Merger and without the need of any further corporate action, upon the effective time of the Merger, IBM will assume all obligations of the Company under the Stock Plans, including with respect to the outstanding Stock Options granted thereunder, (b) no later than the effective time of the Merger, IBM will prepare and file with the Commission a registration statement on Form S-8 (or another appropriate form) registering a number of shares of IBM Common Stock equal to the number of shares subject to the Substitute Options and will keep such registration statement effective (and maintain the current status of the initial offering prospectus or prospectuses required thereby) at least for so long as any Substitute Options remain outstanding, (c) except as otherwise contemplated under this caption and except to the extent required under the respective terms of the Stock Options or other applicable agreements, all restrictions or limitations on transfer and vesting with respect to Stock Options awarded under the Stock Plans or any other plan, program or arrangement of the Company, to the extent that such restrictions or limitations shall not have already lapsed, will remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by IBM as described above, and notwithstanding the foregoing, the Substitute Options will not be subject to the provision of the Stock Plan providing for the lapse of Stock Options upon the consummation of the transactions contemplated by the Merger Agreement and (d) the Company will amend the Stock Purchase Plan to terminate the commencement of any Offering (as defined therein) that is scheduled to commence after the date of the Merger Agreement.

    Except as described below, all Stock Options will become fully vested as a result of the transaction unless the holder of Stock Options that would otherwise accelerate elects to waive such acceleration.

    In connection with the execution of the Merger Agreement, the Stock Option Agreements between the Company and Mr. Webber and Michael J. Robbins, the Company's Senior Vice President, Worldwide Operations, were amended to provide that the unvested Stock Options held by them (i) would not be accelerated as a result of the transaction, (ii) would be assumed by IBM and (iii) would vest in two equal segments, one segment becoming fully vested on the first anniversary of the effective time of the Merger and the second segment becoming fully vested on the second anniversary of the effective time of the Merger; PROVIDED HOWEVER, that all unvested Stock Options held by Mr. Webber and Mr. Robbins would vest immediately upon any termination of Mr. Webber or Mr. Robbins, as the case may be, without "good cause" and, in the case of Mr. Robbins, upon a Special Termination Event (as hereinafter defined).

    In connection therewith, IBM agreed to make payments to Mr. Webber equal to $150,000 and to Mr. Robbins equal to $125,000 upon the vesting of each segment of Stock Options (other than, in the case of Mr. Robbins, a vesting pursuant to the occurence of a Special Termination Event); PROVIDED that all such payments would be paid immediately to Mr. Webber or Mr. Robbins, as the case may be, upon any termination of Mr. Webber or Mr. Robbins, as the case may be, without "good cause".

    INDEMNIFICATION; INSURANCE. In the Merger Agreement, the Purchaser and IBM have agreed that all rights to indemnification for acts or omissions occurring prior to the effective time of the Merger that are in existence as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents) will survive the Merger and will continue in full force and effect in accordance with their terms. Pursuant to the Merger Agreement, IBM will, for a period of six years from the effective time of the Merger, unless IBM agrees in writing to guarantee the indemnification obligations described above, maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy or, in lieu of maintaining such insurance, cause coverage to be provided under any policy maintained for the benefit of IBM or any of its subsidiaries or otherwise obtained by IBM, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than to those of the Company policy, except that in either case, to the extent that such coverage is not obtainable at less than or equal to 200% of the current annual premiums, IBM will be obligated to purchase only so much coverage as may then be obtained for such amount.

    REASONABLE EFFORTS. The Merger Agreement provides that each of the Company, IBM and the Purchaser will use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Offer and the Merger and will, and will cause each of its subsidiaries, to use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by any of them or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets. The Merger Agreement further provides that IBM will cause the Purchaser to comply with its obligations under the Merger Agreement.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various customary representations and warranties.

    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. The Merger Agreement provides that in the event the Purchaser's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors", after the acceptance for payment of Shares pursuant to the Offer and prior to the effective time of the Merger, the affirmative vote of the directors of the Company not designated by the Purchaser or IBM is required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement or extend the time for performance of IBM's and the Purchaser's respective obligations under the Merger Agreement.

    The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (c)(1) to the Company's Tender Offer Statement on Schedule 14D-1 filed with the Commission on the date hereof (the "Schedule 14D-1"). The Merger Agreement should be read in its entirety for a more complete description of the matters summarized above.

    THE SHAREHOLDER AGREEMENT

    Pursuant to the Shareholder Agreement, each of the Selling Shareholders has unconditionally agreed to tender into the Offer, and not to withdraw therefrom, all the Shares that such Selling Shareholder owned on December 18, 1997 (comprising 1,487,516 Shares for all of the Selling Shareholders), as well as any Shares thereafter acquired by such Selling Shareholder after such time, including upon the exercise of Stock Options. As of December 18, 1997, the Selling Shareholders held stock options to purchase 1,064,503 Shares, of which Stock Options to purchase 949,503 Shares would be exercisable immediately prior to the expiration of the Offer. In addition, each of the Selling Shareholders has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, all of such Selling Shareholder's Shares (including those acquired after the execution of the Shareholder Agreement) at a price per Share equal to the Offer Price, PROVIDED that (a) such obligation of the Purchaser to purchase such Shares is subject to the Purchaser having accepted Shares for payment pursuant to the Offer and the Minimum Condition having been satisfied, which conditions to such obligation may be waived by the Purchaser in its reasonable discretion, and (b) such obligation of such Selling Shareholder to sell such Shares is subject to either the Minimum Condition having been satisfied or a Takeover Proposal having been made.

    Each of the Selling Shareholders has further agreed in the Shareholder Agreement that it will not (a) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of Shares to any person other than the Purchaser or the Purchaser's designee, (b) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to Shares or (c) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Shareholder Agreement or the transactions contemplated by the Shareholder Agreement. Each of the Selling Shareholders has also agreed in the Shareholder Agreement that it will not solicit, initiate or encourage (including by way of furnishing information), or participate in any discussions or negotiations regarding, any Takeover Proposal.

    Under the Shareholder Agreement, each Selling Shareholder has granted to certain individuals designated by IBM an irrevocable proxy with respect to the Shares subject to the Shareholder Agreement to IBM to vote such Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement and against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Third Amended and Restated Articles of Incorporation or its Bylaws, as amended and restated, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

    The foregoing summary of the Shareholder Agreement is qualified in its entirety by reference to the Shareholder Agreement, a copy of which is filed as Exhibit (c)(2) to the Schedule 14D-1. The Shareholder Agreement should be read in its entirety for a more complete description of the matters summarized above.

    In addition, in connection with his execution of the Shareholder Agreement, Donald E. Brown, M.D., a shareholder and former director of the Company, and a company with which he is affiliated both executed an agreement that had the effect of confirming the absence of certain claims by them with respect to the intellectual property used by the Company.

    NONCOMPETITION AGREEMENTS

    Mr. Webber; Mr. Robbins; William M. Godfrey, the Company's Vice President, Channel Marketing; Steven Ehrlich, the Company's Vice President, Enterprise Support Management Business Unit; Jon E. Stevenson, the Company's Vice President, Domestic Sales; Scott S. McCorkle, the Company's Vice President, Customer Relationship Management Business Unit; Robert Davies, the Company's Vice President and General Manager, Asia/Pacific Operations; Peter Prince, the Company's Vice President, European Operations; and Mr. Vanneman have entered into noncompetition agreements with IBM pursuant to which each such person has agreed that for a period up to three years following the termination of such person's employment with IBM or any of its subsidiaries (such period may be less than three years depending upon the timing and circumstances of such termination of employment), such person shall not, among other things, have any Relationship (as defined below) with any entity in the course of which Relationship such person engages in or assists such entity with respect to the development, marketing or sales of systems management products or services for use in host-based or distributed environments or on the Internet. The noncompetition agreements provide that any such person will be deemed to have a "Relationship" with an entity if such person (i) owns, manages, operates, joins or is employed by such entity, (ii) is a director, member, agent, shareholder, owner or general partner of such entity, (iii) acts as a consultant or advisor to such entity or
(iv) controls or participates in the ownership, management or operation of, such entity; PROVIDED, HOWEVER, that the foregoing provisions of the noncompetition agreements do not prohibit any such person from acquiring, solely as an investment and through market purchases, less than 5% of the outstanding equity securities of any corporation that is registered under Section 12(b) or Section 12(g) of the Exchange Act and that is publicly traded so long as such person is not part of any control group of such corporation.

    WAIVER OF SEVERANCE PAY

    In connection with the execution of the Merger Agreement, (i) Mr. Godfrey, Mr. Ehrlich, Mr. McCorkle and Mr. Webber waived their rights to receive severance payments as a result of a constructive termination occurring at any time or as a result of any termination occurring after the first anniversary of the effective time of the Merger, (ii) Mr. Vanneman waived his right to receive severance payments in exchange for a lump sum payment of $170,000 and (iii) Mr. Robbins agreed that, for purposes of determining whether severance payments would be due to him as a result of a constructive termination, a constructive termination would be defined as a reduction in his base compensation or a relocation of his place of employment to a location that is more than fifty miles from his current place of employment (a "Special Termination Event") and waived his right to receive severance payments as a result of any termination occurring after the first anniversary of the effective time of the Merger.

    CERTAIN ARRANGEMENTS

    In connection with the execution of the Merger Agreement, IBM agreed to the payment by the Company to Mr. Webber and Mr. Robbins of special bonuses of $450,000 and $300,000, respectively, and to the making of certain future stock option grants in connection with the Company's sales compensation program.

    PLANS FOR THE COMPANY

    IBM's current intention is to continue the Company's operations under the Company name in Indianapolis, Indiana. IBM expects that the Company will continue to develop, market and support internal and external customer support software applications as a business unit of Tivoli. Mr. Webber, the

Chief Executive Officer of the Company, will report to Mr. Lindelow, the President and Chief Executive Officer of Tivoli.

    DISSENTERS' RIGHTS

    Holders of Shares do not have dissenters' rights as a result of the Offer. However, in the event the Shares are not registered on a national securities exchange or quoted for trading on the Nasdaq National Market at the record date for any shareholder vote on the Merger (if any such vote is required) holders of Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Chapter 44 of the IBCL ("Chapter 44") to dissent and demand fair value of their Shares, PROVIDED that dissenters' rights will not be available if the Merger is effected pursuant to the short-form merger provisions of the IBCL as described in Section 12. Under Chapter 44, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (excluding any appreciation or depreciation in anticipation of the Merger unless such exclusion would be inequitable) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

    The foregoing summary of Chapter 44 does not purport to be complete and is qualified in its entirety by reference to Chapter 44. FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 44 OF THE IBCL FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

    GOING PRIVATE TRANSACTIONS

    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority shareholders in the Merger be filed with the Commission and disclosed to shareholders prior to the consummation of the Merger.

    Except as otherwise described in this Offer to Purchase, the Purchaser and IBM have no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company, such as a merger, reorganization or liquidation involving the Company, a sale or transfer of a material amount of assets of the Company, any change in the Company's capitalization or dividend policy or any other material change in the Company's business, corporate structure or personnel.

13. DIVIDENDS AND DISTRIBUTIONS

    Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two succeeding paragraphs, and nothing herein shall constitute a waiver by the Purchaser or IBM of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchaser or IBM for any breach of the Merger Agreement, including termination thereof.

    If the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of outstanding Stock Options or pursuant to the Share Purchase Plan, then, subject to the provisions described in Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

    If, on or after December 18, 1997, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions described in Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless prior to the Expiration Date (i) the Minimum Condition shall have been satisfied and (ii) the HSR Condition shall have been satisfied. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following conditions exists (other than as a result of any action or inaction of IBM or any of its subsidiaries that constitutes a breach of the Merger Agreement):

        (a) there shall be threatened, instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by IBM or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from the Company, IBM or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, IBM or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or IBM and its subsidiaries, taken as a whole, or to compel the Company and its subsidiaries, taken as a whole, or IBM to dispose of or hold separate any material portion of the business or assets of the Company or IBM and its subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by the Merger Agreement,
    (iii) seeking to impose material limitations on the ability of IBM or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit IBM or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have any effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any effect) that, individually or in the aggregate with any such other effects, is materially adverse to the business, properties, financial condition or results of operations of the Company.

        (b) there shall be any Law or Order enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the application to the

    Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

        (c) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that, individually or in the aggregate with any other such changes, is materially adverse to the business, properties, financial condition or results of operations of the Company;

        (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to IBM or the Purchaser its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, or approved or recommended any Takeover Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions (see "The Merger Agreement--Takeover Proposals" in Section 12);

        (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer;

        (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply has not been cured within five business days after the giving of written notice to the Company; or

        (g) the Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions are for the sole benefit of the Purchaser and IBM and may, subject to the terms of the Merger Agreement, be waived by the Purchaser and IBM in whole or in part at any time and from time to time in their reasonable discretion. The failure by the Purchaser or IBM at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS

    Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of IBM with representatives of the Company, neither the Purchaser nor IBM is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and IBM currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for a description of certain conditions to the Offer.

    STATE TAKEOVER LAWS. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP.
V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Under Chapter 42 of the IBCL ("Chapter 42"), unless the articles of incorporation or the by-laws of an "issuing public corporation" (as defined below) such as the Company provide that the provisions of Chapter 42 do not apply to acquisitions of shares of such issuing public corporation, an acquiring person, such as the Purchaser, who makes a "control share acquisition" (as defined below) with respect to such issuing public corporation may not exercise voting rights pertaining to any "control shares" (as defined below) unless such rights are conferred by holders of a majority of the outstanding shares of voting stock of such issuing public corporation, excluding shares held by such acquiring person, at a meeting of the shareholders. Chapter 42 defines "issuing public corporation" generally as any corporation that has (i) 100 or more shareholders, (ii) its principal office or substantial assets within Indiana and
(ii) more than 10% of its shareholders resident in Indiana, more than 10% of its shares owned by Indiana residents or 10,000 shareholders resident in Indiana. Chapter 42 defines "control shares" generally as an aggregate number of shares owned by a person or in respect of which the person may exercise or direct the exercise of one-fifth, one-third or a majority of the voting power of the issuing public corporation in an election of directors. Chapter 42 defines a "control share acquisition" generally as the acquisition of either ownership or the power to direct the voting power of issued and outstanding control shares. The Board of Directors of the Company has adopted a by-law providing that Chapter 42 of the IBCL does not apply to control share acquisitions of Shares. Therefore, Chapter 42 of the IBCL is inapplicable to the Offer.

    Chapter 43 of the IBCL, in general, prohibits an Indiana corporation such as the Company from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested shareholder" (defined generally as a person that is the beneficial owner of 10% or more of a corporation's outstanding voting stock) for a period of five years following the date that such person became an interested shareholder unless, among other things, prior to the date such person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder. The Company's Board of Directors has approved the Merger Agreement, the Shareholder Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Shareholder Agreement. Therefore, Chapter 43 of the IBCL is inapplicable to the Merger.

    Indiana also has a takeover offers statute that by its terms would be applicable to the Offer. This statute requires the Purchaser to file a takeover offer statement with the Indiana Securities Commissioner (the "Commissioner"). The Commissioner will hold a hearing within 20 business days to determine whether the takeover offer statement provides full and fair disclosure and, according to the statute, the Commissioner has the power to prohibit purchases under the Offer unless the takeover offer statement is deemed adequate by the Commissioner.

    Based on information supplied by the Company, the Purchaser does not believe that any other state takeover statutes or similar laws to apply to the Offer or the Merger. Neither the Purchaser nor IBM has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger including those referred to above and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated after the expiration of a 15-calendar day waiting period commenced by the filing by IBM of a Notification and Report Form with respect to the Offer, unless IBM receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. IBM made such filing on Tuesday, December 23, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from IBM concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by IBM with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of IBM. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of the applicable waiting period under the HSR Act is a condition to the Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The provisions of the HSR Act would similarly apply to any purchase, other than pursuant to the Offer, of the Shares subject to the Shareholder Agreement, except that the initial waiting period for any purchase of such Shares would expire 30 calendar days following the filing of HSR Act Notification and Report Forms by IBM and the Company. IBM made such filing on Tuesday, December 23, 1997 and the Company also intends to make such filing on such date. A request for additional information or material from IBM or the Company during the initial 30-day waiting period would extend the waiting period until 11:59 p.m. New York City time on the 20th calendar day after the date of substantial compliance by IBM and the Company with such request. If the purchase of Shares pursuant to the Shareholder Agreement is effected through a tender of such Shares pursuant to the Offer, the HSR requirements applicable to the Offer described in the prior paragraph would apply rather than the requirements described in this paragraph.

    The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's proposed acquisition of the Company. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or IBM or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

    The Purchaser and IBM have retained Morrow & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

    Neither the Purchaser nor IBM will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor IBM is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or IBM becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR IBM NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser and IBM have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          HOOSIER ACQUISITION CORP.

December 23, 1997

                                                                      SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             IBM AND THE PURCHASER

    1. DIRECTORS AND EXECUTIVE OFFICERS OF IBM. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of IBM are set forth below. All such directors and executive officers listed below are citizens of the United States except Mr. Dormann, who is a citizen of Germany, Mr. Makihara, who is a citizen of Japan, Mr. van Wachem, who is a citizen of the Netherlands, and Mr. Thompson, who is a citizen of Canada. Unless otherwise indicated, the principal business address of each director or executive officer is International Business Machines Corporation, New Orchard Road, Armonk, NY 10504.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                    HELD DURING THE PAST FIVE YEARS
------------------------------------------------  ---------------------------------------------------------------
Louis V. Gerstner, Jr. (55).....................  Chairman of the Board and Chief Executive Officer of IBM since
                                                  1993. From 1989 until joining IBM, Mr. Gerstner was Chairman of the Board and Chief Executive Officer of RJR Nabisco Holdings
                                                  Corp. Mr. Gerstner is a director of Bristol-Myers Squibb
                                                  Company and the Vice Chairman of the Board of the New American
                                                  Schools Development Corp., a director of The Council on Foreign
                                                  Relations and a member of the Smithsonian Board of Regents.

Cathleen Black (53).............................  Director of IBM since 1995. President, Hearst Magazines, a
  Hearst Magazines                                division of The Hearst Corporation, beginning January 1996.
  959 Eighth Avenue                               From 1991 to 1996, Ms. Black served as President and Chief
  New York, NY 10019                              Executive Officer of the Newspaper Association of America. From
                                                  1985 to 1991, Ms. Black was Executive Vice President/Marketing
                                                  for Gannett Company, Inc. and also President, then publisher, of USA TODAY from 1983 to 1991. Ms. Black is a director of The
                                                  Hearst Corporation, The Coca-Cola Company, the Advertising
                                                  Council and a Trustee of the University of Notre Dame.

Harold Brown (70)...............................  Director of IBM from 1972 to 1977 and since 1981. Counselor,
  Center for Strategic and                        Center for Strategic and International Studies, Washington,
    International Studies                         D.C., and a general partner of Warburg, Pincus & Company. Mr.
  Suite 400                                       Brown is a former U.S. Secretary of Defense and a former U.S.
  1800 K Street, N.W.                             Secretary of the Air Force. Mr. Brown is a director of Alumax
  Washington, DC 20006                            Inc., Cummins Engine Company, Inc., Philip Morris Companies
                                                  Inc. and Mattel, Inc.; a member of the National Academy of
                                                  Sciences and the National Academy of Engineering; and a trustee and President Emeritus of the California Institute of
                                                  Technology.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                    HELD DURING THE PAST FIVE YEARS
------------------------------------------------  ---------------------------------------------------------------
Juergen Dormann (57)............................  Director of IBM since January 1996. Chairman of the Management
  Hoechst AG                                      Board of Hoechst AG. Mr. Dormann joined Hoechst in 1963 and was
  Frankfurt G65926                                elected Finance and Accounting Director in 1987 and to his
  Germany                                         present position in 1994. Mr. Dormann is a director of Allianz
                                                  Lebensversicherungs AG.

Nannerl O. Keohane (57).........................  Director of IBM since 1986. President of, and professor of
  Duke University                                 political science at, Duke University. Dr. Keohane is a former
  Officer of the President                        President of Wellesley College and a former faculty member of
  207 Allen Building                              Swarthmore College and Stanford University. Dr. Keohane is a
  Box 90001                                       member of The Council on Foreign Relations and the American
  Durham, NC 27708-0001                           Academy of Arts and Sciences and a trustee of the Colonial
                                                  Williamsburg Foundation. Dr. Keohane is a member of the MIT
                                                  Corporation and has served as Vice President of the American
                                                  Political Science Association.

Charles F. Knight (61)..........................  Director of IBM since 1993. Chairman, Chief Executive Officer
  Emerson Electric Co.                            and President of Emerson Electric Co. Mr. Knight joined Emerson
  8000 West Florissant Avenue                     Electric Co. in 1972 as Vice Chairman and was elected Chief
  P.O. Box 4100                                   Executive Officer in 1973, Chairman in 1974 and President in
  St. Louis, MO 63136-8506                        1995. Mr. Knight is a director of SBC Communications Inc.,
                                                  Anheuser Busch Companies, Inc. and The British Petroleum
                                                  Company p.l.c.

Minoru Makihara (68)............................  Director of IBM since July 1997. President of Mitsubishi
  Mitsubishi Corporation                          Corporation since 1992. Mr. Makihara joined Mitsubishi in 1956
  6-3 Marunouchi 2-chome                          and was elected president of Mitsubishi International
  Chiyoda-Ku                                      Corporation in 1987 and chairman of Mitsubishi International
  Tokyo 100-86                                    Corporation in 1990.
  Japan

Lucio A. Noto (59)..............................  Director of IBM since 1995. Chairman and Chief Executive
  Mobil Corporation                               Officer of Mobil Corporation. Mr. Noto joined Mobil in 1962 and
  3225 Gallows Road                               was elected to Mobil's board in 1988. Mr. Noto was elected
  Fairfax, VA 22037                               Chief Financial Officer of Mobil in 1989, President and Chief
                                                  Operating Officer of Mobil in 1993 and to his present position in 1994. Mr. Noto also serves as Chairman of the executive committee of Mobil's Board of Directors. Mr. Noto is a member of The Council on Foreign Relations and a member of the Board of Trustees of the Urban Institute.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                    HELD DURING THE PAST FIVE YEARS
------------------------------------------------  ---------------------------------------------------------------
John B. Slaughter (63)..........................  Director of IBM since 1988. President of Occidental College.
  Office of the President                         Mr. Slaughter is a former chancellor of the University of
  Occidental College                              Maryland and a former director of the National Science
  1600 Campus Road                                Foundation. Mr. Slaughter is a director of the Atlantic
  Los Angeles, CA 90041                           Richfield Company, Avery Dennison Corporation, Norththrop
                                                  Grumman Corporation and Solutia, Inc. Mr. Slaughter is a member of the National Academy of Engineering, a member of the
                                                  American Academy of Arts and Sciences, a fellow of the American
                                                  Association for the Advancement of Science, a fellow of the
                                                  Institute of Electrical and Electronics Engineers and a member of the Hall of Fame of the American Society for Engineering
                                                  Education.

Alex Trotman (64)...............................  Director of IBM since 1994. Chairman and Chief Executive
  Ford Motor Company                              Officer of the Ford Motor Company. Mr. Trotman joined Ford of
  American Road                                   Britain in 1955 and was elected President of Ford Asia-Pacific
  Dearborn, MI 48121-1899                         in 1983 and Chairman of Ford of Europe in 1988. Mr. Trotman
                                                  became President and Chief Operating Officer of Ford Automotive
                                                  Group and a director of the Ford Motor Company in 1993. Mr.
                                                  Trotman was subsequently elected to his present position in
                                                  1993. Mr. Trotman is a director of the New York Stock Exchange.

Lodewijk C. van Wachem (66).....................  Director of IBM since 1992. Chairman of the supervisory board
  Royal Dutch Petroleum Company                   of Royal Dutch Petroleum Company. In 1992, Mr. van Wachem
  P.O. Box 162                                    retired as President of Royal Dutch Petroleum, a post he had
  2501 AN The Hague                               held since 1982. Mr. van Wachem is a director of ATCO Ltd., ABB
  Netherlands                                     Asea Brown Boveri Ltd. and Zurich Versicherungs-Gesellschaft;
                                                  and a member of the supervisory boards of AKZO Nobel N.V.,
                                                  Philips Electronics N.V., Bavarian Motor Works A.G. and Bayer
                                                  A.G.

Charles M. Vest (56)............................  Director of IBM since 1994. President of, and professor of
  Massachusetts Institute of Technology           mechanical engineering at, the Massachusetts Institute of
  President's Office                              Technology. Dr. Vest was formerly the Provost and Vice
  Room 3-208                                      President for Academic Affairs of the University of Michigan.
  77 Massachusetts Avenue                         Dr. Vest is a director of E.I. du Pont de Nemours and Company,
  Cambridge, MA 02139                             a fellow of the American Association for the Advancement of
                                                  Science, a member of the National Academy of Engineering and the Corporation of Woods Hole Oceanographic Institution and a
                                                  trustee of Wellesley College.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                    HELD DURING THE PAST FIVE YEARS
------------------------------------------------  ---------------------------------------------------------------
J. Thomas Bouchard (57).........................  Senior Vice President, Human Resources of IBM since 1994. Mr.
                                                  Bouchard was Senior Vice President, Chief Human Resources
                                                  Officer of U.S. West, Inc. from 1989 to 1994.

Nicholas M. Donofrio (52).......................  Senior Vice President and Group Executive of IBM since 1995.
                                                  Mr. Donofrio was General Manager, Large Scale Computing
                                                  Division, from 1994 to 1995; IBM Senior Vice President and
                                                  General Manager, Large Scale Computing Division, from 1993 to
                                                  1994; IBM Senior Vice President and General Manager, Enterprise
                                                  Systems, 1993; IBM Vice President and General Manager,
                                                  Enterprise Systems, from 1991 to 1993; IBM Vice President and
                                                  President, Data Systems Division, 1991; IBM Vice President and
                                                  President, Advanced Workstations Division, from 1988 to 1991.

J. Bruce Harreld (47)...........................  Senior Vice President, Strategy of IBM since 1995. Mr. Harreld was President of Boston Chicken Company from 1993 to 1995,
                                                  Senior Vice President, Marketing and Information Services of
                                                  Kraft General Foods from 1992 to 1993 and Senior Vice
                                                  President, Chief Information Officer of Kraft General Foods
                                                  from 1989 to 1992.

Paul M. Horn (51)...............................  Senior Vice President, Research of IBM since 1996. Dr. Horn was
                                                  Vice President, Storage Systems Division and Director, Almaden
                                                  Research Center from 1994 to 1995, Director, Advanced
                                                  Semiconductor Technology Lab from 1992 to 1994 and Director,
                                                  Silicon Technology from 1990 to 1992.

Ned C. Lautenbach (53)..........................  Senior Vice President and Group Executive, Worldwide Sales and
                                                  Services of IBM and Chairman, IBM World Trade Corporation since
                                                  1995. Mr. Lautenbach was IBM Senior Vice President and Group
                                                  Executive and Chairman, IBM World Trade Corporation, from 1993 to 1995; IBM Senior Vice President and Chairman, IBM World
                                                  Trade Corporation, 1993; IBM Senior Vice President and
                                                  President and Representative Director, Asia Pacific, from 1992 to 1993; IBM Vice President and President and Representative
                                                  Director, Asia Pacific, from 1991 to 1992; IBM Vice President and Senior Managing Director, Operations, Asia Pacific, 1991;
                                                  and IBM Vice President and General Manager, Application
                                                  Solutions, from 1988 to 1991.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                    HELD DURING THE PAST FIVE YEARS
------------------------------------------------  ---------------------------------------------------------------
Lawrence R. Ricciardi (57)......................  Senior Vice President and General Counsel of IBM since 1995 and interim Chief Financial Officer of IBM since June 1997. Mr.
                                                  Ricciardi was President and General Counsel of RJR Nabisco
                                                  Holdings Corp. from 1993 to 1995, Co-Chairman and Chief
                                                  Executive Officer and General Counsel of RJR Nabisco Holdings
                                                  Corp. from March to May 1993 and Executive Vice President and
                                                  General Counsel of RJR Nabisco Holdings Corp. from 1989 to
                                                  1993.

Samuel J. Palmisano (46)........................  Senior Vice President and Group Executive, Personal Systems
                                                  Group, of IBM since July 1997. Mr. Palmisano was also General
                                                  Manager, Personal Computer Company from 1996 to 1997; President and Chief Executive Officer, Integrated Systems Solutions
                                                  Corporation from 1993 to 1996; President, Integrated Systems
                                                  Solution Corporation in 1993; General Manager-Systems, Asia
                                                  Pacific from 1992 to 1993; and Senior Managing Director, Staff
                                                  Operations, IBM Japan from 1991 to 1992.

Robert M. Stephenson (59).......................  Senior Vice President and Group Executive of IBM since 1995.
                                                  Mr. Stephenson was also General Manager, IBM North America in
                                                  1995 and IBM Vice President & Representative Director, then
                                                  General Manager, Asia Pacific from 1993 to 1995; IBM Vice
                                                  President and President, Services Sector Division, Application
                                                  Solutions, from 1991 to 1993; and IBM Vice President and
                                                  Assistant General Manager, Operations, Finance & Planning, IBM
                                                  U.S., from 1989 to 1991.

John M. Thompson (55)...........................  Senior Vice President and Group Executive of IBM since 1994 and
                                                  Chairman, IBM Canada, from 1990 to 1995. Mr. Thompson was IBM
                                                  Senior Vice President and Group Executive, from 1993 to 1994;
                                                  IBM Senior Vice President and General Manager, Applications
                                                  Business Systems, 1993; IBM Vice President and General Manager,
                                                  Applications Business Systems, from 1991 to 1993; IBM Vice
                                                  President, Corporate Marketing and Services, 1991; IBM Vice
                                                  President, from 1990 to 1991; IBM Vice President, Chairman and
                                                  Chief Executive Officer, Americas Group, from 1989 to 1990.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                    HELD DURING THE PAST FIVE YEARS
------------------------------------------------  ---------------------------------------------------------------
Dennie M. Welsh (54)............................  Senior Vice President and Group Executive, IBM Global Services
                                                  of IBM since April 1997. Mr. Welsh was also General Manager,
                                                  IBM Global Services from 1995 to 1997; General Manager,
                                                  Industry and Global Network Solutions, IBM U.S. from 1994 to
                                                  1995; IBM Vice President and General Manager, Services, IBM
                                                  U.S. from 1993 to 1994; IBM Vice President, Chairman and Chief
                                                  Executive Officer, Integrated Systems Solutions Corporation
                                                  from 1992 to 1993; and President, Integrated Systems Solutions
                                                  Corporation from 1991 to 1992.

John E. Hickey (54).............................  Vice President, Assistant General Counsel and Secretary of IBM
                                                  since 1994. Mr. Hickey was IBM Secretary and Assistant General
                                                  Counsel from 1990 to 1994 and Assistant General Counsel from
                                                  1989 to 1990.

John R. Joyce (44)..............................  Vice President and Controller of IBM since June 1996. Mr. Joyce was Vice President, Finance and Planning, IBM North America,
                                                  from 1995 to 1996; Vice President, Finance, Asia Pacific, from
                                                  1994 to 1995; Chief Financial Officer, IBM Japan, from 1993 to
                                                  1994; and Managing Director, Finance, Planning and Accounting,
                                                  Asia Pacific, from 1991 to 1993.

Jeffrey D. Serkes (38)..........................  Vice President and Treasurer of IBM since 1995. Mr. Serkes was
                                                  Assistant Treasurer of IBM from 1994 to 1995. Previously, Mr.
                                                  Serkes was Vice President and Deputy Treasurer of RJR Nabisco,
                                                  Inc., from 1993 to 1994; Vice President and Assistant
                                                  Treasurer--Corporate Finance from 1991 to 1993; and
                                                  Director--Capital Markets from 1989 to 1991.

    2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth below. The business address of each such director and executive officer is Hoosier Acquisition Corp. in care of International Business Machines Corporation, New Orchard Road, Armonk, NY 10504. All such directors and executive officers listed below are citizens of the United States.

                                                                  PRESENT PRINCIPAL OCCUPATION OR
                                                                  EMPLOYMENT; MATERIAL POSITIONS
NAME, AGE AND BUSINESS ADDRESS                                    HELD DURING THE PAST FIVE YEARS
------------------------------------------------  ---------------------------------------------------------------

Lee A. Dayton (54)..............................  Director and President of the Purchaser, Vice President,
                                                  Corporate Development and Real Estate of IBM since 1996. Mr.
                                                  Dayton was General Manager, Real Estate and Business
                                                  Development of IBM from 1994 to 1996; General Manager, Real
                                                  Estate and Procurement Services, General Manager, Real Estate
                                                  Services, and IBM Director, Real Estate and Construction Staff,
                                                  from 1990 to 1994; and Senior Managing Director, Asia Pacific,
                                                  from 1988 to 1990.

Donald D. Westfall (59).........................  Director, Vice President and Secretary of the Purchaser.
                                                  Associate General Counsel of IBM since 1988.

Archie W. Colburn (45)..........................  Director, Vice President, Treasurer and Assistant Secretary of
                                                  the Purchaser. Business Development Executive of IBM since
                                                  1995. Mr. Colburn was Business Development Consultant of IBM
                                                  from 1994 to 1995; and Business Development Associate from 1989 to 1994.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           BY MAIL:                   BY OVERNIGHT COURIER:                  BY HAND:

First Chicago Trust Company of   First Chicago Trust Company of   First Chicago Trust Company of
           New York                         New York                         New York
      Tenders & Exchanges              Tenders & Exchanges              Tenders & Exchanges
          Suite 4660                     14 Wall Street              c/o The Depository Trust
         P.O. Box 2565                8th Floor, Suite 4680                   Company
  Jersey City, NJ 07303-2565           New York, NY 10005            55 Water Street, DTC TAD
                                                                  Vietnam Veterans Memorial Plaza
                                                                        New York, NY 10041

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                909 Third Avenue
                                   20th Floor
                               New York, NY 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9061

                           Banks and Brokerage Firms
                                  please call:
                                 (800) 662-5200